UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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GLOBAL CROSSING LIMITED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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January [    ], 2005

Dear Shareholder:

The Board of Directors cordially invites you to attend an Extraordinary General Meeting of Shareholders, which we will hold at 10:00 a.m., Eastern Standard Time, on February 28, 2005 at the Company’s offices at 200 Park Avenue, Florham Park, New Jersey.

The Notice of Extraordinary General Meeting and Proxy Statement accompanying this letter describe the business to be acted upon at the meeting.

It is important that your shares be represented at the Extraordinary General Meeting, whether or not you plan to attend the meeting in person. Please complete, sign and date the enclosed proxy card and return it in the accompanying prepaid envelope to ensure that your shares will be represented at the meeting.

Thank you for your continued support.

/s/ LODEWIJK CHRISTIAAN VAN WACHEM
LODEWIJK CHRISTIAAN VAN WACHEM
Chairman of the Board of Directors

Notice of Extraordinary General Meeting of Shareholders

We will hold an Extraordinary General Meeting of Shareholders (the “extraordinary meeting”) of Global Crossing Limited (“Global Crossing”) at the Company’s offices at 200 Park Avenue, Florham Park, New Jersey, on February 28, 2005, at 10:00 a.m., Eastern Standard Time, solely for the following purposes:

1.	To consider and act upon a proposal to approve the anti-dilution provisions of Global Crossing’s $250 million aggregate principal amount of 4.7% Senior Secured Mandatory Convertible Notes due 2008 and to ratify the issuance of such notes and the Board of Director’s approval of the issuance of the common shares into which they are convertible; and

2.	To transact any other business that may properly come before the extraordinary meeting and any adjournment or postponement of the meeting.

Only common and preferred shareholders of record at the close of business on January 3, 2005, which has been fixed as the record date for notice of the extraordinary meeting, are entitled to receive this notice and to vote at the meeting.

It is important that your shares be represented at the extraordinary meeting. Whether or not you expect to attend the meeting, please vote by completing, signing and dating the enclosed proxy card and returning it promptly in the reply envelope provided.

By order of the Board of Directors,

/s/ MITCHELL C. SUSSIS
MITCHELL C. SUSSIS
Secretary, Vice President & Deputy General Counsel

January [ ], 2005

PROXY STATEMENT

GENERAL INFORMATION

The Board of Directors of Global Crossing Limited is soliciting your proxy for use at the Extraordinary General Meeting of Shareholders to be held on February 28, 2005 (the “extraordinary meeting”). These proxy materials are being mailed to shareholders beginning on or about January [    ], 2005.

Global Crossing Limited, or “New GCL,” was formed under the laws of Bermuda in 2002. On January 28, 2002, Global Crossing Ltd., a company formed under the laws of Bermuda in 1997 (“Old GCL”), and a number of its subsidiaries commenced cases under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of New York. December 9, 2003 was the effective date for the joint plan of reorganization of Old GCL and such subsidiaries (the “Effective Date”). On that date, Old GCL transferred substantially all of its assets to New GCL. New GCL thereby became the parent company of the Global Crossing consolidated group of companies and succeeded to Old GCL’s reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Except as otherwise noted herein, references in this proxy statement to “Global Crossing,” “the Company,” “we,” “our” and “us” in respect of time periods on or prior to December 9, 2003 are references to Old GCL and its subsidiaries, while such references in respect of time periods after December 9, 2003 are references to New GCL and its subsidiaries. Pursuant to our plan of reorganization, on the Effective Date a subsidiary of Singapore Technologies Telemedia Pte Ltd (“ST Telemedia”; together with its subsidiaries, the “STT Shareholder Group”) invested $250 million in cash in exchange for a 61.5% equity interest in New GCL consisting of 6,600,000 common shares and 18,000,000 preferred shares.

Our principal executive offices are located at Wessex House, 45 Reid Street, Hamilton HM12, Bermuda. Our telephone number is 441-296-8600. You may visit us at our website located at www.globalcrossing.com.

Date, Time and Place

We will hold the Extraordinary General Meeting at the Company’s offices at 200 Park Avenue, Florham Park, New Jersey on February 28, 2005 at 10:00 a.m., Eastern Standard Time, subject to any adjournments or postponements.

Representatives of Ernst & Young LLP, our independent public accountants, are expected to be present at the extraordinary meeting and to respond to appropriate questions and will have the opportunity to make a statement should they so desire.

Who Can Vote; Votes Per Share

Common and preferred shareholders of record at the close of business on January 3, 2005 are eligible to vote at the extraordinary meeting. As of the close of business on that date, we had outstanding 22,000,000 common shares par value U.S. $.01 per share, and 18,000,000 2.0% Cumulative Senior Convertible Preferred Shares (the “Senior Preferred Shares”) par value U.S. $.01 per share. All of the Senior Preferred Shares and 6,600,000 common shares are currently held by the STT Shareholder Group. The Senior Preferred Shares are convertible into common shares on a one-for-one basis, subject to adjustment in certain circumstances.

Under our bye-laws and the certificate of designations for the Senior Preferred Shares, each common share and each Senior Preferred Share currently entitles the holder to one vote on all matters entitled to be voted on by holders of our common shares, with the Senior Preferred Shares and the common shares voting together as a single class. Each common share and each Senior Preferred Share will therefore be entitled to one vote on the proposal described in this proxy statement. Although the holders of the common and Senior Preferred Shares also have certain separate class voting rights under Bermuda law, no separate class vote will take place at the extraordinary meeting.

Quorum and Voting Requirements

The presence in person or by proxy of at least two shareholders entitled to vote and holding shares representing more than 50% of the votes of all outstanding common shares and Senior Preferred Shares will constitute a quorum at the extraordinary meeting. Abstentions and broker “non-votes” are counted for purposes of establishing a quorum. A broker “non-vote” occurs when a nominee (such as a broker) holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular matter and has not received instructions from the beneficial owner.

Approval of the proposal set out below requires the affirmative vote of at least a simple majority of the votes cast. Abstentions and broker “non-votes” will not affect the voting results, although they will have the practical effect of reducing the number of affirmative votes required to achieve a majority by reducing the total number of shares from which the majority is calculated.

How to Vote

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. If you are the shareholder of record, you may either vote in person at the meeting or by proxy. All common shares represented by a proxy that is properly executed by the shareholder of record and received by our transfer agent, EquiServe Trust Company, N.A. (“Equiserve”), by 9:00 a.m., Eastern Standard Time, on February 28, 2005, will be voted as specified in the proxy, unless validly revoked as described below. To vote by mail, please sign, date and mail your proxy card in the envelope provided. If you return a proxy by mail and do not specify your vote, your shares will be voted as recommended by the Board of Directors.

As an alternative to appointing a proxy, a shareholder that is a corporation may appoint any person to act as its representative by delivering written evidence of that appointment, which must be received at our principal executive offices not later than one hour before the time fixed for the beginning of the extraordinary meeting. A representative so appointed may exercise the same powers, including voting rights, as the appointing corporation could exercise if it were an individual shareholder.

The Board of Directors is not currently aware of any business that will be brought before the extraordinary meeting other than the proposal described in this proxy statement. If, however, other matters are properly brought before the extraordinary meeting or any adjournment or postponement of the meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

Revocation of Proxies

You may revoke your proxy or in the case of a corporation, its authorization of a representative at any time before it is voted (1) by so notifying the Secretary of the Company in writing at the address of our principal executive offices not less than one hour before the time fixed for the beginning of the extraordinary meeting, (2) by signing and dating a new and different proxy card or (3) by voting your shares in person or by an appointed agent or representative at the extraordinary meeting. You cannot revoke your proxy merely by attending the extraordinary meeting.

Proxy Solicitation

We will bear the costs of soliciting proxies from the holders of our common shares. Proxies will initially be solicited by us by mail, but directors, officers and selected other employees of the Company may also solicit proxies by personal interview, telephone, facsimile or e-mail. Directors, executive officers and any other employees who solicit proxies will not be specially compensated for those services, but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners. We have engaged Georgeson Shareholder Communications, Inc. to assist us in coordinating the mailing of proxy materials at an estimated fee of $1,200 plus disbursements. Equiserve has agreed to assist us in connection with the tabulation of proxies.

Interest of Certain Persons in Matter to be Acted Upon

Two of our directors, Peter Seah Lim Huat and Lee Theng Kiat, are executive officers of ST Telemedia and/or its corporate parent. The proposal to be acted upon at the extraordinary meeting relates to our 4.7% Senior Secured Mandatory Convertible Notes due 2008, which are held by a subsidiary of ST Telemedia, our indirect majority shareholder.

SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

The following table sets forth, as of December 31, 2004, certain information regarding the beneficial ownership of the Company’s common shares by (1) each person or entity who is known by us to beneficially own 5% or more of our common shares, (2) each of our directors and Executive Committee members, (3) our Chief Executive Officer and our other four most highly compensated executive officers at the end of 2003 and (4) all of our directors, Executive Committee members and executive officers as a group. To our knowledge, each such shareholder has sole voting and investment power with respect to the shares shown, unless otherwise noted. For purposes of this table, an individual is deemed to have sole beneficial ownership of securities owned jointly with such individual’s spouse. Amounts appearing in the table below include (1) all common shares outstanding as of December 31, 2004 and (2) all common shares issuable upon the exercise of options, warrants or other rights within 60 days of December 31, 2004.

Beneficial Ownership of Common Shares

	Number of Shares(1)	Percentage of Class
STT Shareholder Group(2)	38,040,860	71.18%
Carlos Slim Helu, Carlos Slim Domit, Marco Antonio Slim Domit, Patrick Slim Domit, Maria Soumaya Slim Domit, Vanessa Paola Slim Domit and Johanna Monique Slim Domit (the “Slim Family”)(3)	4,380,000	10.95%
Richard Rainwater(4)	3,235,000	8.09%
Lodewijk Christiaan van Wachem, Chairman of the Board and Director	—	*
Peter Seah Lim Huat, Vice Chairman of the Board and Director	—	*
E.C. “Pete” Aldridge, Jr., Director	—	*
Donald L. Cromer, Director	—	*
Archie Clemins, Director	—	*
Richard R. Erkeneff, Director	1,500	*
Lee Theng Kiat, Director	—	*
Charles Macaluso, Director	—	*
Michael Rescoe, Director	—	*
Robert J. Sachs, Director	—	*
Steven T. Clontz, Executive Committee Member	—	*
Jean F.H.P. Mandeville, Executive Committee Member	—	*
Jeremiah D. Lambert, Executive Committee Member	—	*
John J. Legere, Chief Executive Officer and Executive Committee Member	108,000	*
Jose Antonio Ríos, Chief Administrative Officer, President-Global Crossing International and Chairman of the Board - Global Crossing UK	36,666	*
Daniel J. Enright, Executive Vice President, Global Operations	16,666	*
Edward T. Higase, Executive Vice President, Worldwide Carrier Services	16,666	*
Anthony D. Christie, Executive Vice President and Chief Marketing Officer	16,666	*
All directors, Executive Committee members and executive officers as a group (23 persons)	296,162	1.33%

*	Percentage of shares beneficially owned does not exceed one percent.

(1)	As of December 31, 2004, 22,000,000 common shares and 18,000,000 Senior Preferred Shares were issued and outstanding. The Senior Preferred Shares are held by the STT Shareholder Group and are convertible into common shares on one-for-one basis (subject to adjustment). Together, the common shares and Senior Preferred Shares held by the STT Shareholder Group constitute 61.5% of the outstanding voting shares of the Company. The provisions governing the conversion rights of the Senior Preferred Shares can be found in the “Certificate of Designations” filed as Exhibit 4.2 to our 2003 annual report on Form 10-K.

(2)

Based on information provided in Amendment No. 6 to Schedule 13D filed by such shareholders on December 30, 2004. STT Crossing Ltd. (“STT Crossing”) is an indirect subsidiary of Temasek Holdings (Private) Limited (“Temasek”), its ultimate parent entity, and is located at 51 Cuppage Road, #09-01, Starhub Centre, Singapore 229469. STT Crossing owns 6,600,000 common shares and all 18,000,000 Senior Preferred Shares of New GCL. In addition, STT Crossing and STT Hungary Liquidity Management Limited Liability Company, another member of the STT Shareholder Group (“STT Hungary”), each holds $125 million principal amount of the convertible notes described in Proposal No. 1. As a result, each of STT Crossing and STT Hungary has the immediate right to convert its convertible notes into 6,720,430 common shares (13,440,860 common shares in total). Temasek, through its ultimate ownership of STT Crossing and STT Hungary, may be deemed to have voting and dispositive power over all such shares; however, pursuant to Rule 13d-4 under the Exchange Act, Temasek expressly disclaims beneficial ownership of such shares.

(3)	Based on information provided in Amendment No. 2 to Schedule 13G filed by such shareholders on April 14, 2004 and on Form 4 filed by such shareholders on July 30, 2004. The members of the Slim Family have an address at Paseo de Las Palmas #736, Colonia Lomas de Chapultepec, 11000 Mexico, D.F., Mexico and have shared voting and dispositive power with respect to these shares. The members of the Slim Family are beneficiaries of a Mexican trust which in turn owns all of the outstanding voting securities of Inmobiliaria Carso, S.A. de C.V (“Inmobiliaria”). Inmobiliaria is a holding company with interests in the real estate industry, and is the sole member of Orient Star Holdings LLC (“Orient Star”), which holds 3,990,000 common shares of the Company. Orient Star is a Delaware limited liability company with portfolio investments in various companies. The other 390,000 common shares of the Company beneficially owned by the Slim Family are held by Carso Global Telecom S.A. de C.V., the majority of the outstanding voting equity securities of which are beneficially owned by the members of the Slim Family.

(4)	Based on information provided in Amendment No. 1 to Schedule 13D filed by such shareholder on September 21, 2004. Such shares include (a) 3,126,458 shares owned directly by Mr. Rainwater and (b) 108,542 shares owned by The Richard E. Rainwater Charitable Remainder Unitrust No. 2 (the “Trust”). Mr. Rainwater is the sole trustee of the Trust and in that capacity exercises the power to vote and to dispose of all shares owned by the Trust. Mr. Rainwater may have a pecuniary interest in the shares owned by the Trust. Mr. Rainwater has sole voting and dispositive power with respect to the shares not owned by the Trust. Mr. Rainwater has a business address at 777 Main Street, Suite 2250, Fort Worth, Texas 76102.

PROPOSAL NO. 1

APPROVAL OF THE ANTI-DILUTION PROVISIONS OF GLOBAL CROSSING’S $250 MILLION AGGREGATE

PRINCIPAL AMOUNT OF 4.7% SENIOR SECURED MANDATORY CONVERTIBLE NOTES DUE 2008 AND

RATIFICATION OF THE ISSUANCE OF SUCH NOTES AND THE BOARD’S APPROVAL OF THE ISSUANCE OF THE

COMMON SHARES INTO WHICH THEY ARE CONVERTIBLE

On October 8, 2004, our Board of Directors (the “Board”) approved the issuance of $250 million aggregate principal amount of Global Crossing Limited’s 4.7% Senior Secured Mandatory Convertible Notes due 2008 (the “Convertible Notes”) in connection with a recapitalization plan intended to meet our long-term funding requirements (the “Recapitalization Plan”). On December 23, 2004, the Recapitalization Plan was consummated and the Convertible Notes were issued. The Convertible Notes are convertible into 16.2 million common shares (assuming conversion after four years), subject to certain adjustments described below (as adjusted, the “Conversion Shares”). The Board is now asking shareholders to approve certain anti-dilution provisions applicable to the Convertible Notes and to ratify the issuance of the Convertible Notes and the Board’s approval of the issuance of the Conversion Shares.

Background

Upon our emergence from bankruptcy on December 9, 2003, Global Crossing North American Holdings, Inc., our wholly-owned subsidiary, issued and sold $200 million aggregate principal amount of 11% Senior Secured Notes due 2006 (the “Senior Secured Notes”) to a member of the STT Shareholder Group. Proceeds from this sale were distributed to our pre-petition creditors. The Senior Secured Notes were secured by substantially all our assets.

During 2004, a member of the STT Shareholder Group also made available to Global Crossing (UK) Telecommunications Limited (“GCUK”), our primary operating company subsidiary in the United Kingdom, a $125 million senior secured credit facility (the “Bridge Loan Facility”). The Bridge Loan Facility was originally scheduled to mature on December 31, 2004, although on November 5, 2004 the maturity date was extended to January 15, 2005. The Bridge Loan Facility was secured by a lien on substantially all of the assets of GCUK and a pledge over the capital stock of GCUK. The terms of the Bridge Loan Facility required it to be repaid from the proceeds of any debt or capital markets transaction of GCUK. In addition, the STT Shareholder Group had the right to exchange a principal amount of the loan balance under the Bridge Loan Facility for an equivalent principal amount of debt securities issued in any such debt offering by GCUK.

The Restructuring Agreement

Since early 2004, we had been seeking to arrange financing to provide us with the additional liquidity needed through the end of 2004 and beyond and to refinance the Bridge Loan Facility. Although the indenture for the Senior Secured Notes permitted us to borrow up to $150 million under one or more working capital facilities, discussions with potential lenders throughout 2004 revealed that an amendment of the collateral security provisions of the Senior Secured Notes was required in order for us to obtain financing under such a working capital facility. In addition, our long-term financing requirements were substantially in excess of the amounts permitted to be incurred under the Senior Secured Notes indenture.

In order to permit a secured debt financing by GCUK and a working capital facility to proceed, on October 8, 2004 we and several of our subsidiaries entered into a restructuring agreement (the “Restructuring Agreement”) with several members of the STT Shareholder Group, pursuant to which the parties agreed to the Recapitalization Plan in which:

•	GCUK (or one of its subsidiaries) would complete a senior secured debt financing, whose proceeds of approximately $300 million or more would be used to finance our long-term liquidity requirements;

•	We would use a portion of the proceeds of the GCUK debt financing to redeem $75 million of the Senior Secured Notes for cash at par;

•	The remaining Senior Secured Notes ($125 million aggregate principal amount) would be canceled;

•	The $125 million Bridge Loan Facility would be canceled; and

•	We would issue $250 million aggregate principal amount of Convertible Notes to members of the STT Shareholder Group.

Our Board of Directors approved the Restructuring Agreement and the transactions contemplated by the Restructuring Agreement upon the recommendation of the ad hoc Finance Committee, which is comprised entirely of independent directors.

Reason for Shareholder Approval

Pursuant to the terms of the Restructuring Agreement as originally executed, at the time of their issuance the Convertible Notes were intended to include the Anti-Dilution Provisions (as defined below). However, after consultation with the staff of the National

Association of Securities Dealers, Inc. (the “NASD”), it was determined that the existence of the Anti-Dilution Provisions could have caused the issuance of the Convertible Notes to be subject to NASD Rule 4350(i)(1)(D) (the “20% Rule”). The 20% Rule requires companies, such as us, whose securities are authorized for trading on the Nasdaq National Market System, to obtain shareholder approval for the sale, issuance or potential issuance, other than in a public offering, of securities convertible into common shares at a price less than the greater of book or market value if such common shares represent in excess of 20% of the common shares or of the voting power outstanding before such issuance.

On the date on which the Restructuring Agreement was executed (October 8, 2004), we had outstanding 40 million voting shares, consisting of 22 million common shares and 18 million Senior Preferred Shares. The 16.2 million shares issuable upon conversion of the Convertible Notes (assuming conversion after four years and no adjustments as described below) represent 40.5% of our total voting shares prior to the date of the issuance of the Convertible Notes. The effective purchase price of the Conversion Shares (the “Conversion Price”) was $18.60 per share, which is greater than the fair market value of the common shares of $15.85 per share at the time of the execution of the Restructuring Agreement (the “Per Share FMV”). However, the Restructuring Agreement contemplated that the Conversion Price could be adjusted under certain circumstances, including through application of the Anti-Dilution Provisions. Since the Anti-Dilution Provisions could theoretically cause the Conversion Price to fall below the Per Share FMV, it was determined that the 20% Rule could have required a shareholders vote prior to the issuance of the Convertible Notes if such notes were to include the Anti-Dilution Provisions.

Due to timing considerations relating to the Company’s liquidity and the GCUK secured debt financing, the Company and the STT Shareholder Group determined that it would be in the Company’s best interest to avoid the need to hold a shareholders meeting prior to the closing of the Recapitalization Plan. The parties therefore executed Amendment No. 1 to the Restructuring Agreement as of December 10, 2004. Pursuant to this amendment, the STT Shareholder Group agreed that the Convertible Notes would be issued with Anti-Dilution Provisions that will only go into full effect if they are approved by the shareholders at a duly convened shareholders meeting. Prior to such approval, the Conversion Price may not be decreased to less than $15.85 per share, as adjusted for stock splits, stock combinations, mergers, consolidations, spinoffs and other similar changes to the Company’s capital structure. In exchange, the Company agreed that it would hold a shareholders meeting to approve the Anti-Dilution Provisions and ratify the issuance of the Convertible Notes as soon as practicable and that the Board would recommend that the shareholders approve the relevant proposal. The Company also agreed not to issue any common shares or securities exchangeable or convertible into common shares until the shareholders meeting has been held. The Company has called this extraordinary meeting in order to fulfill its obligations under Amendment No. 1 to the Restructuring Agreement and to eliminate the restriction on the issuance of securities.

Consummation of the Recapitalization Plan

The Recapitalization Plan was consummated on December 23, 2004. On that date, GCUK issued approximately $404 million aggregate principal amount of senior secured notes due 2014 (the “GCUK Notes”) for aggregate gross proceeds of approximately $398 million. $75 million of the net proceeds were used to repay in part the Senior Secured Notes. The balance of the Senior Secured Notes, together with the entire Bridge Loan Facility, were refinanced by the Convertible Notes. The Convertible Notes were issued with Anti-Dilution Provisions that will only go into full effect if they are approved by the shareholders. The net proceeds of the GCUK Notes offering (after giving effect to the repayment of $75 million of the Senior Secured Notes), together with a $50 to $100 million working capital facility that we intend to enter into in the first quarter of 2005, are expected to meet our long-term funding requirements. We believe that the Recapitalization Plan has significantly improved our capital structure and financial resources.

The Initial Holders

The initial holders of the Convertible Notes are members of the STT Shareholder Group who held the outstanding debt that was refinanced with the Convertible Notes. Because the STT Shareholder Group beneficially own 61.5% of the total voting power of the shares entitled to vote at the extraordinary meeting, the STT Shareholder Group controls the outcome of this Proposal No. 1. ST Telemedia has informed us that it will vote all the voting shares that it beneficially owns in favor of this Proposal No. 1.

The STT Shareholder Group is not required to hold the Convertible Notes for any specified period.

Preemptive Rights

The holders of our common shares (other than the STT Shareholder Group) have no preemptive rights to purchase Convertible Notes or additional common shares.

Description of the Convertible Notes

The terms of the Convertible Notes are substantially similar to the terms of the Senior Secured Notes previously held by the STT Shareholder Group, except for the conversion rights applicable to the Convertible Notes. The principal terms of the Convertible Notes are summarized below.

General. The Convertible Notes were issued pursuant to an indenture with Wells Fargo Bank, National Association, as trustee. Wells Fargo Bank, National Association was also the trustee for the indenture governing the Senior Secured Notes. The trustee is not required to take action to enforce the liens securing the Convertible Notes unless the trustee is furnished with security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities that might be incurred by it in taking such action. The Convertible Notes and the indenture governing the notes are governed by New York law.

Maturity and interest. The Convertible Notes will mature on the fourth anniversary of the date of their issuance and bear interest at the rate of 4.7% per annum. We will pay interest by issuing additional Convertible Notes with an aggregate principal amount equal to the amount of the interest to be paid. There is no sinking fund.

As described below, the Convertible Notes are convertible into common shares. However, in the event that we are unable to deliver common shares upon receiving a notice of conversion from a holder of Convertible Notes as the result of any law, rule or regulation or administrative proclamation or for any other reason (a “Conversion Restriction”), we will pay accrued interest on those Convertible Notes at a rate of 11% (calculated retroactively from the issue date) until their redemption, provided that upon a sale or transfer of Convertible Notes by the STT Shareholder Group to any third party, the initial interest rate of 4.7% will be reinstated upon the original terms of the Convertible Notes. If a Conversion Restriction exists on the maturity date, we will redeem the Convertible Notes for $250 million, plus accrued interest at 11% (calculated retroactively from the issue date). We would also be required to repay the Convertible Notes in cash if we were to default on the indenture governing the Convertible Notes.

Ranking. The Convertible Notes are senior in right of payment to all other indebtedness of us and our material subsidiaries (other than GCUK and its subsidiaries), except that they are equal in right of payment with one or more working capital facilities of us or our subsidiaries in an aggregate principal amount of up to $150 million and a limited amount of other senior indebtedness of us and our subsidiaries.

Guarantees. Most of our existing and future material subsidiaries, except for GCUK and its subsidiaries, guarantee the Convertible Notes.

Security. The Convertible Notes are secured by a lien on substantially all the assets of us and our material subsidiaries, except for GCUK’s assets and the assets of its subsidiaries. This lien will be second in priority to liens in favor of any permitted working capital or receivables facilities if and when any such facilities come into existence. The security includes a pledge over the shares of GCUK’s immediate parent company.

Operating Restrictions. The indenture governing the Convertible Notes contains covenants and events of default that are customary for high-yield senior notes. These provisions include (1) limitations on our ability and the ability of our subsidiaries (other than GCUK and its subsidiaries) to incur indebtedness or guarantee other indebtedness; (2) limitations on dividend and other payments to holders of equity and subordinated debt; (3) limitations on investments; (4) limitations on sale and leaseback transactions; (5) limitations on asset sales, consolidations, and mergers; (6) limitations on creating or assuming liens; and (7) limitations on transactions with affiliates. These provisions have limited exceptions, baskets and carve-outs. In particular, the limitation on indebtedness covenant permits the incurrence of (i) up to $150 million in additional debt under one or more working capital or receivables facilities; (ii) up to $50 million in purchase money debt or capital lease obligations; (iii) up to $50 million of additional indebtedness not otherwise permitted to be incurred; and (iv) additional subordinated debt if we satisfy the leverage ratio specified in the indenture, although we do not expect to satisfy that ratio for the foreseeable future. We also do not expect to pay any dividends on common shares in the foreseeable future.

Conversion. The holders of the Convertible Notes have the right to convert them into common shares at any time on or prior to their maturity date. Any Convertible Note that is not converted to common shares prior to the maturity date will convert automatically into common shares on the maturity date.

The number of common shares to be issued upon conversion of the Convertible Notes will be determined by dividing the principal amount so converted (together with any accrued but unpaid interest with respect to such principal amount) by the Conversion Price. The initial Conversion Price will be $18.60. Assuming that all the Convertible Notes are converted into common shares on the maturity date at the Conversion Price of $18.60, the Convertible Notes (including all Convertible Notes issued as interest) will convert into 16.2 million common shares. The terms of the Convertible Notes contain customary provisions for the adjustment of the Conversion Price in the event that we declare a stock dividend or stock split or any recapitalization, reorganization or similar transaction occurs.

In addition, provided the shareholders approve this Proposal No. 1, if we issue or sell common shares or any security convertible or exchangeable into common shares within six months of the issue date at a price per share that is less than 83.3% of the Conversion Price on the issue date, the number of common shares issuable upon conversion of the Convertible Notes will be determined by the following formula:

S =	(A * (1 – Y))	+	(A * Y)
	B		C

where:

S = the number of common shares issuable upon conversion;

A = the face amount of the Convertible Notes on the date of the new equity issuance;

B = the Conversion Price on the issue date;

C = the new equity price * 120%;

W = the sum of the number of common shares (1) outstanding on date of the issuance or sale of the new equity issuance, (2) issuable upon exercise of all warrants or upon conversion of all preferred stock or debt (including the Convertible Notes) and (3) issuable upon exercise of vested exercisable options;

X = the gross proceeds received by us as the result of such new equity issuance;

Y = X / (Z + X); and

Z = (the weighted-average price of our common shares in the 30-day period prior to the date of the issuance or sale of such new equity issuance) * W.

As a result of the foregoing (the “Anti-Dilution Provisions”), the Conversion Price will be adjusted to equal the face amount of the Convertible Notes on the date of the new equity issuance, divided by S. An adjustment made pursuant to this provision will become effective immediately after the consummation of the issuance or sale of the new equity issuance. The new equity issuance pursuant to which the Conversion Price would be adjusted as described above will be made subject to the approval of the independent members of the ad hoc Finance Committee of our Board of Directors.

For illustrative purposes only, if within six months of the issue date we were to engage in a new equity issuance of 10 million common shares at a price equal to $10 per share, the Anti-Dilution Provisions would result in a reduction of the Conversion Price from $18.60 to $17.37 per share.

In addition to the Anti-Dilution Provisions, if we make a new equity issuance for cash proceeds within two years of the issue date at a price per share less than 83.3% of the Conversion Price on the issue date, then the STT Shareholder Group will have the right (but not the obligation) to participate in such issuance, upon the same terms as the most favorable granted to any other participant in such issuance, such that the STT Shareholder Group’s percentage ownership of our company is unchanged, calculated to give pro forma effect to such issuance.

Early Redemption. The Convertible Notes will not be redeemable at our option prior to the occurrence of a Conversion Restriction. After the occurrence of a Conversion Restriction, GCL will have the right to redeem all or any part of the Convertible Notes held by the STT Shareholder Group at a redemption price in cash equal to 100% of the aggregate principal amount of the Convertible Notes redeemed, plus accrued and unpaid interest.

Change of Control. In the event of a change of control, we will be obligated to offer to purchase the Convertible Notes at a price equal to 101% of the outstanding principal amount, plus accrued and unpaid interest, if any, to the date of purchase.

Events of Default. The indenture governing the Convertible Notes contains events of default that are customary for high yield securities, including failure to make payments of principal and interest when due, breaches of covenants, cross-default to capital lease obligations or other indebtedness, bankruptcy, insolvency and unsatisfied judgment defaults. The indenture for the Convertible Notes provides for periodic certificates and legal opinions as to the absence of default and as to compliance with certain terms of the indenture.

Additional Amounts. We generally will pay such additional amounts as may be necessary so that the amount received by holders of the Convertible Notes after tax-related withholdings or deductions in relation to the Convertible Notes will not be less than the amount that holders would have received in the absence of the withholding or deduction.

Registration Rights. We will grant customary registration rights to the STT Shareholder Group in respect of the Convertible Notes and the shares issuable upon conversion of the Convertible Notes.

Subordination of Certain Debt. Loans by GCUK or its subsidiaries to us or our other subsidiaries are required to be subordinated in right of payment to the payment obligations to the holders of the Convertible Notes upon and during the occurrence of an event of default under the indenture governing the Convertible Notes. The terms of any inter-company loan by GCUK to the Company or its affiliates must be agreed by the board of directors of GCUK, including the independent members thereof.

GCUK serves as a source of funding for the Company and its affiliates, and we expect to continue to use GCUK as a source of funding, subject to the covenants in the GCUK Notes and restrictions under English law. Because of losses that GCUK has accumulated, it will not be possible for GCUK to pay dividends to its parent company, an indirect subsidiary of the Company, until such time as these losses have been reduced and thereafter only to the extent of any available profit. Until that time, any funds to be made available by GCUK to the Company and its affiliates will be made through inter-company loans. However, GCUK’s ability to make loans to the Company and its affiliates is restricted by the indenture governing the GCUK Notes.

A loan or a dividend payment by GCUK is considered a “restricted payment” under the indenture governing the GCUK Notes. Such a payment generally is limited to, among other things, 50% of the operating cash flow of GCUK and its subsidiaries. In addition, within 120 days after the end of the period beginning on December 23, 2004 and ending December 31, 2005 and for each 12-month period thereafter, GCUK must offer to purchase a portion of the GCUK Notes at a purchase price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the purchase date, with 50% of GCUK’s excess operating cash flow from that period. GCUK may make restricted payments out of its operating cash flow, as well as certain other permissible amounts, only during the ten business days following the consummation of the annual excess cash tender offer.

Amendments. Subject to certain exceptions, the indenture governing the Convertible Notes may be amended with the consent of the holders of a majority in aggregate principal amount of the Convertible Notes then outstanding, and any past default or compliance with any provisions may also be waived (except a default in the payment of principal or interest and certain covenants and provisions of the indenture which cannot be amended without the consent of each holder of an outstanding note as described in the next sentence) with the consent of the holders of at least a majority in aggregate principal amount of the Convertible Notes then outstanding; provided that the holders of at least 85% in aggregate principal amount then outstanding generally will be required to consent to the release of any substantial portion of collateral that will secure the Convertible Notes. Without the consent of each holder of an outstanding Convertible Note, no amendment may, among other things (1) reduce the amount of Convertible Notes whose holders must consent to an amendment; (2) reduce the rate of or extend the time for payment of interest on any Convertible Note; (3) reduce the principal of, premium on, or extend the maturity of any Convertible Note; or (4) impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s Convertible Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Convertible Notes.

In addition, the indenture governing the Convertible Notes provides that we and our subsidiaries may not amend, supplement or waive any provision of the indenture for the GCUK Notes without notice to each of the holders of the Convertible Notes and the written consent of the holders of not less than a majority in aggregate principal amount of the Convertible Notes then outstanding.

Fairness Opinion of Blackstone Group L.P.

We retained The Blackstone Group L.P. (“Blackstone Group”) as a financial advisor to render an opinion as to the fairness to us and our shareholders (other than the STT Shareholder Group) from a financial point of view of the terms of the Convertible Notes. Blackstone Group is a nationally recognized, independent investment banking firm that is regularly engaged in rendering financial opinions in connection with mergers and acquisitions, private placements, tax matters, corporate planning and other purposes. On October 8, 2004, Blackstone Group provided its written opinion to our Board of Directors, that, based upon and subject to various considerations and assumptions, as of such date, the terms of the Convertible Notes were fair, from a financial point of view, to us and our shareholders (other than the STT Shareholder Group). The opinion of Blackstone Group is attached to this proxy statement as Annex A and is incorporated herein by reference. You are encouraged to read the attached opinion of Blackstone Group in its entirety.

Blackstone Group’s opinion is directed to the Board of Directors only and is directed only as to the fairness, from a financial point of view, to us and our shareholders (other than the STT Shareholder Group) of the terms of the Convertible Notes and does not constitute a recommendation as to how any of our shareholders should vote on any matter.

Blackstone Group received customary fees, including reimbursement of certain out-of-pocket expenses, for its services as a financial advisor related to the Recapitalization Plan. We have agreed to indemnify Blackstone Group against certain expenses and liabilities, including liabilities under federal securities law, incurred in connection with its services as a financial advisor.

More Information Regarding the Recapitalization Plan and the Convertible Notes

The terms of the Convertible Notes, the Restructuring Agreement and the other transactions contemplated by the Recapitalization Plan are complex and are only briefly summarized above. If you would like more information about these arrangements, please refer to the documents incorporated by reference into this proxy statement pursuant to items 3, 4 and 5 under “Incorporation By Reference,” below, as well as to the opinion of Blackstone Group attached to this proxy statement as Annex A.

Effect of Transaction and Shareholder Vote on Existing Shareholders

The exact number of common shares into which the Convertible Notes may ultimately be convertible may vary over time as described above. Assuming that all the Convertible Notes (including additional Convertible Notes issued as interest on Convertible Notes) are converted into common shares on the maturity date at the initial Conversion Price of $18.60, the Convertible Notes will be converted into 16.2 million common shares. Assuming no other changes in current shareholdings or shares outstanding, such a conversion would dilute the shareholdings of all shareholders other than members of the STT Shareholder Group from 70% of the common shares (38.5% of total voting shares) to 40.3% of the common shares (27.4% of total voting shares). This dilution could adversely affect the market price of the common shares.

If the shareholders approve this Proposal No. 1, the Anti-Dilution Provisions will become effective. In that event, if we were to engage in a New Equity Issuance within six months of the issue date at a price per share less than 83.3% of the Conversion Price on the issue date (i.e., $15.49), the Conversion Price would be adjusted downward pursuant to the formula described above. Such a downward adjustment in the Conversion Price would result in the issuance of a greater number of Conversion Shares upon conversion of the Convertible Notes, thereby resulting in greater dilution of all shareholders other than the STT Shareholder Group.

If the shareholders do not approve this Proposal No. 1, the Anti-Dilution Provisions will not become fully effective, although the Convertible Notes will remain outstanding and will be otherwise unaffected. Specifically, if the shareholders do not approve this Proposal No. 1, the Anti-Dilution Provisions will not be effective to the extent that they would result in the Conversion Price being decreased to less than $15.85 per share, as adjusted for stock splits, stock combinations, mergers, consolidations, spinoffs and other similar changes to the Company’s capital structure.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE ANTI-DILUTION PROVISIONS OF THE CONVERTIBLE NOTES AND RATIFICATION OF THE ISSUANCE OF SUCH NOTES AND THE BOARD’S APPROVAL OF THE CONVERSION SHARES.

SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS

In order to be included in our proxy statement and form of proxy relating to our 2006 Annual General Meeting of Shareholders, all proposals of shareholders who wish to bring business before such meeting must be received by us at our principal executive offices at Wessex House, 45 Reid Street, Hamilton HM12 Bermuda, not later than 120 calendar days before the anniversary of the date on which our proxy statement for our 2005 Annual General Meeting of Shareholders is released to shareholders. Upon timely receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable law.

Under the Companies Act of 1981 (Bermuda), any shareholders who represent not less than 5% of the total voting power of shareholders having the right to vote at the meeting or who are 100 or more in number may requisition any resolution which may properly be moved at a shareholders’ meeting. A shareholder wishing to move a resolution at an annual meeting is generally required to give us notice of the resolution at our registered office at least six weeks before the meeting. Any such proposal must also comply with the other provisions contained in our bye-laws relating to shareholder proposals.

At this time, the right to appoint individuals for board membership is currently held by our majority shareholder, the STT Shareholder Group, and Michael Rescoe and Charles Macaluso, the directors appointed by the Creditors Committee in the Company’s chapter 11 reorganization. These designation rights will in general control the nomination process until either (a) the STT Shareholder Group’s share ownership percentage in the Company changes; or (b) the Creditor’s Committee directors’ terms are completed. However, should events occur so as to permit new directors to be nominated for appointment to our board, pursuant to Section 87(e) of our bye-laws, for a shareholder to nominate a director for election at the 2006 Annual General Meeting of Shareholders, a notice executed by that shareholder (not being the person to be proposed) must be received by our Secretary at least six weeks before the meeting at Wessex House, 45 Reid Street, Hamilton HM12, Bermuda. This notice should state the intention of that shareholder to propose such person for appointment and set forth as to each person whom the shareholder proposes to nominate for election (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class, series and number of voting shares which are beneficially owned by such person, (iv) particulars which would, if such person were so appointed, be required to be included in our register of directors and officers and (v) all other information relating to such person that is required to be disclosed in solicitations for proxies for the election of directors pursuant to the rules and regulations of the Securities and Exchange Commission under Section 14 of the Exchange Act, together with notice executed by such person of his or her willingness to serve as a director if so elected.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

If you are a beneficial owner, but not the record holder, of Company shares, your broker, bank or other nominee may only deliver one copy of this Proxy Statement to multiple shareholders who share an address unless that nominee has received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement to a shareholder at a shared address to which a single copy of the document was delivered. A shareholder who wishes to receive a separate copy of our proxy statements and annual reports, now or in the future, should submit their request to us by telephone at (800) 836-0342 or by submitting a request by e-mail to investors@globalcrossing.com or a written request to the Secretary, Wessex House, 45 Reid Street, Hamilton HM12 Bermuda. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

INCORPORATION BY REFERENCE

We are permitted to “incorporate by reference” the information we file with the Commission, which means that we can disclose important information to you by referring you to those documents. The following documents filed by us with the Commission are incorporated by reference in this proxy statement, except as superseded or modified by this proxy statement:

1. The following sections of Amendment No. 1 to our Annual Report on Form 10-K for the year ended December 31, 2003, filed on October 8, 2004: (a) the consolidated financial statements as of and for the years ended December 31, 2003, 2002 and 2001, including the notes thereto (a copy of which is attached to this proxy statement as Annex B) and (b) Management’s Discussion and Analysis of Financial Condition and Results of Operations (a copy of which is attached to this proxy statement as Annex C).

2. The Quantitative and Qualitative Disclosures about Market Risk section of our Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 26, 2004 (a copy of which is attached to this proxy statement as Annex D).

3. The following portions of our Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2004, filed on November 15, 2004: (a) the unaudited condensed consolidated financial statements as of and for the three and nine months ended September 30, 2004 and 2003, including the notes thereto (a copy of which is attached to this proxy statement as Annex E) and (b) Exhibit 4.6 thereto (Restructuring Agreement dated as of October 8, 2004).

4. Exhibit 10 (Amendment No. 1 to Restructuring Agreement dated December 10, 2004) to our Current Report on Form 8-K filed on December 13, 2004.

5. Exhibit 4.1 (Indenture, dated as of December 23, 2004, by and among Global Crossing Limited, those subsidiaries of Global Crossing Limited parties thereto, and Wells Fargo Bank, National Association, as trustee and agent) to our Current Report on Form 8-K filed on December 30, 2004.

In addition to the foregoing, the opinion of Blackstone Group dated October 8, 2004 and attached to this proxy statement as Annex A is incorporated herein by reference.

Any statement contained in this proxy statement or in a document incorporated or deemed to be incorporated by reference in this proxy statement shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in this proxy statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this proxy statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement. We will provide without charge to each person, including any beneficial owner, to whom this proxy statement is delivered, upon the written or oral request of that person, by first class mail or other equally prompt means within one business day of receipt of such request a copy of any document incorporated in this proxy statement by reference (other than exhibits unless those exhibits are specifically incorporated by reference into the documents). Requests for these copies should be sent to us by telephone at (800) 836-0342 or by submitting a request by e-mail to investors@globalcrossing.com or a written request to the Secretary, Global Crossing Limited, Wessex House, 45 Reid Street, Hamilton HM12, Bermuda.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the Securities and Exchange Commission’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at “http://www.sec.gov.” You may also visit us at www.globalcrossing.com.

January [    ], 2005

ANNEX A TO PROXY STATEMENT

FAIRNESS OPINION OF THE BLACKSTONE GROUP L.P.

October 8, 2004

Board of Directors

Global Crossing Limited

Wessex House, 45 Reid Street

Hamilton, Bermuda

Gentlemen:

Global Crossing Limited, Global Crossing Holdings Limited, Global Crossing North American Holdings, Inc., Global Crossing (UK) Telecommunications Limited, STT Crossing Ltd. and STT Hungary Liquidity Management Limited Liability Company (the foregoing two STT entities being together, “STT”) are considering entering into the proposed Restructuring Agreement, dated as of October 8, 2004 (the “Agreement”), which provides, among other things, for a series of transactions designed to restructure the Company and its subsidiaries (the “Restructuring”), including the issuance by the Company to STT of $250 million of new senior notes which are mandatorily convertible into common stock as provided in the term sheet attached as Exhibit A to the Agreement (the “New STT Notes”). We note that STT Crossing Ltd. is the beneficial owner of approximately 61.5% of the Company’s common stock. Except as otherwise noted, references to “GC” or the “Company” include Global Crossing Limited and its subsidiaries.

You have asked us whether, in our opinion, the terms of the New STT Notes are fair from a financial point of view to the Company and its shareholders (other than STT and its affiliates).

In arriving at the opinion set forth below, we have, among other things:

■	Reviewed certain publicly available information concerning the business, financial condition, and operations of the Company which we believe to be relevant to our inquiry

■	Reviewed certain internal information concerning the business, financial condition and operations of the Company which we believe to be relevant to our inquiry

■	Reviewed certain internal financial analyses relating to the Company prepared by, and furnished to us by, the management of the Company

■	Reviewed components of the revised strategic plan (including financial estimates and forecasts) for the Company furnished to us by the management of the Company

■	Held discussions with members of management of the Company concerning their business, operating and competitive environment, financial condition, prospects, strategic objectives, prior discussions and negotiations with STT and the execution of the revised strategic plan

The Blackstone Group[o] L.P.
345 Park Avenue
New York, NY 10154
212 583 5000

2

■	Compared certain financial information for the Company with similar information for certain other emerging telecom companies the securities of which are publicly traded where applicable

■	Performed various discounted cash flow analyses utilizing the Company’s financial projections for GC

■	Considered the pro forma capital structure and financial effect of the Restructuring on the Company

■	Performed various analyses concerning the Company’s liquidity pre- and post-Restructuring and the implementation of the revised strategic plan

■	Reviewed the financial terms of certain recent issuances of mandatorily convertible debt and preferred securities and of recent “second lien” debt financings

■	Reviewed the pricing and terms of recent convertible preferred and convertible debt offerings by telecom and single-B or lower-rated issuers

■	Held discussions with Company management and Citigroup regarding the pro forma capital structure of GC following the Restructuring and the contemplated debt financing of Global Crossing (UK) Telecommunications Limited and working capital / accounts receivable financing, as well as the financing options for the Company without the Restructuring

■	Reviewed the latest draft of the Agreement

■	Performed such other studies and analyses, and took into account such other matters, as we deemed appropriate

In preparing this opinion, we have relied, without independent verification, upon the accuracy and completeness of all financial and other information that is available from public sources and all projections and other information provided to us by the Company or otherwise reviewed by us. We have assumed that the financial and other projections (including cash flow projections) and pro forma financial information prepared by the Company, and the assumptions underlying those projections and such pro forma information, including the amounts and the timing of all financial and other performance data, are reasonably prepared and represent management’s best estimates as of the date of their preparation.

While we have reviewed the Company’s historical and projected financial results and cash flow projections with respect to certain of their assets to the extent set forth above, we have not made an independent evaluation or appraisal of the Company’s assets and liabilities. We also have not performed due diligence on the Company’s physical properties and facilities; sales, marketing or service organizations; product markets; or customer contracts. We have not been authorized to hold, and have not held, discussions with other potential equity investors about their interest in, or the potential terms of, an investment in the Company. Representatives of the Company also have advised us that the consummation of the Restructuring is conditioned on completion of all the transactions contemplated by the Agreement and that, in the absence of the Restructuring, the issuance of the New STT Notes will not occur and the Company may be unable to meet its obligations under its existing credit facilities.

3

We further assume that the terms of the final New STT Notes will not vary materially from the term sheet set forth as Exhibit A to the Agreement and that the indenture pursuant to which the New STT Notes are issued will be substantially similar to the GCNAH Notes Indenture (as defined in the Agreement), except (x) as modified to implement the terms and conditions of the New STT Notes set forth in such Exhibit A and (y) to include covenants requiring the continued quotation of the Company’s common shares on Nasdaq. We have assumed that the Restructuring will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents, releases and waivers for the Restructuring, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the contemplated benefits to the Company of the Restructuring. In addition, we further have assumed, that the terms of the Agreement will not materially differ from the final draft appended to this letter as Exhibit B. Our opinion has been based, in part, on a comparison of the capitalization and financial condition of the Company before and after giving effect to the Restructuring. While we have analyzed and considered the underlying valuation of the Company in reaching the Opinion expressed herein , we are not expressing any view as to, and our opinion does not address, future performance or long-term viability of the Company, the actual value of the STT Notes or the actual value of the underlying Company common stock or the prices at which any of the foregoing could trade or otherwise be transferable at any time. We also express no view as to, and our opinion does not address, any terms (other than to the extent expressly specified herein) of the Restructuring, or credit arrangements to be entered into, in connection therewith or the rights or obligations thereunder, the relative merits of the Restructuring as compared to any alternative financing or business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. We were not requested to, and we did not participate in the negotiation or structuring of the Restructuring. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed or otherwise generally available to us, as of the date hereof.

We have been engaged by the Company solely for purposes of rendering an opinion in connection with the issuance of the New STT Notes and will receive a fee upon the delivery of this opinion. The Company has also agreed to indemnify us for certain liabilities arising out of the rendering of this opinion. We and our affiliates in the past have provided services to the Company for which services we and our affiliates have received compensation.

It is understood that this letter is for the reliance of the Board of Directors (as well as the Finance and Audit Committees of the Board of Directors thereof) only and, without our prior written consent, is not to be relied upon or quoted, summarized, paraphrased or excerpted, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other report, document, release or other written or oral communication prepared, issued or transmitted by the Board of Directors. However, we understand that a description of this opinion may be contained in, and a copy of this opinion may be filed as an exhibit to, any disclosure documents required in connection with the Restructuring and we agree to not unreasonably withhold our written consent for such use as appropriate following our review of, and reasonable opportunity to comment on, any such document.

4

Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion that, as of the date hereof, the terms of the New STT Notes are fair to the Company and its shareholders (other than STT and its affiliates) from a financial point of view.

Very truly yours,

/S/    THE BLACKSTONE GROUP L.P.

The Blackstone Group L.P.

ANNEX B TO PROXY STATEMENT

CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

(Excerpted from 2003 Annual Report on Form 10-K/A)

ANNEX C TO PROXY STATEMENT

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

(Excerpted from 2003 Annual Report on Form 10-K/A)

ANNEX D TO PROXY STATEMENT

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

(Excerpted from 2003 Annual Report on Form 10-K)

ANNEX E TO PROXY STATEMENT

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR

THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003

(Excerpted from Quarterly Report on Form 10-Q for the quarter ended September 30, 2004)

DETACH HERE

PROXY

GLOBAL CROSSING LIMITED

Proxy for Extraordinary General Meeting of Shareholders

February 28, 2005

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John J. Legere and Mitchell C. Sussis, and each of them, with power of substitution, as proxies at the extraordinary general meeting of shareholders of GLOBAL CROSSING LIMITED to be held on February 28, 2005, and at any adjournment thereof, and to vote shares of stock of the company which the undersigned would be entitled to vote if personally present.

This proxy will be voted as directed with respect to the proposal referred to in Item 1 on the reverse side, but in the absence of such direction this proxy will be voted FOR the proposal referred to in Item 1.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

C/O EQUISERVE TRUST COMPANY, N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example.

		FOR	AGAINST	ABSTAIN
1.	Proposal to approve the anti-dilution provisions of Global Crossing’s $250 million aggregate principal amount of 4.7% Senior Secured Mandatory Convertible Notes due 2008 and to ratify the issuance of such notes and the Board of Director’s approval of the issuance of the common shares into which they are convertible.	☐	☐	☐

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐

Please sign exactly as your name(s) appear(s) on this proxy card. Joint owners should each sign personally. When signing as attorney, executor, administrator, trustee or guardian, please give your full title.

Signature:	Date:	Signature:	Date: